Exhibit 99.1

ORCHID ISLAND CAPITAL ANNOUNCES Second QUARTER 2026 RESULTS

VERO BEACH, Fla. (July 23, 2026) – Orchid Island Capital, Inc. (NYSE: ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended June 30, 2026.

Second Quarter 2026 Results

●	Net income of $89.2 million, or $0.44 per common share, which consists of:
●	Net interest income of $60.0 million, or $0.30 per common share
●	Total expenses of $6.8 million, or $0.03 per common share
●	Net realized and unrealized gains of $36.0 million, or $0.18 per common share, on RMBS and derivative instruments, including net interest income on interest rate swaps
●	Second quarter dividends declared and paid of $0.30 per common share
●	Book value per common share of $7.22 at June 30, 2026
●	Total return of 6.21%, comprised of $0.30 dividend per common share and $0.14 increase in book value per common share, divided by beginning book value per common share

Other Financial Highlights

●	Orchid maintained a strong liquidity position of $776.0 million in cash and cash equivalents and unpledged securities, or approximately 54% of stockholders' equity as of June 30, 2026
●	Borrowing capacity in excess of June 30, 2026 outstanding repurchase agreement balances of $11.1 billion, spread across 33 active lenders
●	Company to discuss results on Friday, July 24, 2026, at 10:00 AM ET
●	Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com

Management Commentary

Commenting on the second quarter of 2026 results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The first quarter of 2026 ended with the outbreak of war in the Middle East as the markets’ primary focus.  Prior to the war in the Middle East, risk assets, including Agency RMBS, had performed very well as interest rates were stable and rate volatility was low and declining.  The war in the Middle East briefly changed this, but, in early April of 2026, a ceasefire was announced between the parties and risk assets rallied back, including Agency RMBS.  For equities, like the S&P 500 Index (the “Index”), the recovery resulted in the Index exceeding pre-war levels substantially. On June 6, 2026, the Index reached an all-time high of just over 7,600 as compared to readings below 7,000 prior to the war in the Middle East.  For Agency RMBS, the recovery was far less. The inflationary stimuli from the war in the Middle East in addition to the disruption in the supply of oil and other critical commodities, coupled with an inflation level that has been well above 2% for over five years, led interest rates to increase, market pricing of the Federal Reserve’s (the “Fed”) monetary policy to pivot from potential eases on the horizon to hikes, and the curve to flatten considerably. On May 22, 2026, Kevin Warsh became the new Chairman of the Fed and, at his first press conference, he announced his strong desire to bring inflation back in line as quickly as possible. The current coupon Agency RMBS spread to the 10-year swap, a proxy for levered investing in the sector, had widened to just over 160 basis points in late March of 2026 before rallying to approximately 130 basis points in mid-April of 2026.  However, the markets’ reaction to the new Fed Chairman and the inflation outlook led mortgage spreads to widen. They have since settled into a range between 135 basis points and 145 basis points. Interest rate volatility has fallen into a low range since the ceasefire was announced, with the MOVE index readings generally between 65 basis points and 75 basis points since early April of 2026.

“Orchid generated a 6.21% return for the second quarter of 2026, unannualized.  Our outstanding shares grew quite modestly, by approximately 1.5%, and our average Agency RMBS portfolio increased by approximately $0.45 billion for the second quarter of 2026. At quarter-end, our portfolio net interest spread was just under 2% and with current leverage levels – our economic leverage ratio was 7.3 to 1 at quarter-end – returns available to us are approximately equal to our current dividend yield expressed as a percentage of book value per share - at approximately 16.5% to 17.0%. In short, the market is still quite attractive for investing in the sector.  Given the current macro market backdrop, with rates still range bound, interest rate volatility low and stable, and monetary policy not likely to become too restrictive based on current market pricing, we are very constructive on our sector and potential returns going forward.”

Details of Second Quarter 2026 Results of Operations

The Company reported net income of $89.2 million for the three month period ended June 30, 2026, compared with a net loss of $33.6 million for the three month period ended June 30, 2025. Interest income on the portfolio in the second quarter was up approximately $6.3 million from the first quarter of 2026. The yield on our average Agency RMBS decreased slightly from 5.75% in the first quarter of 2026 to 5.74% for the second quarter of 2026, and our repurchase agreement borrowing costs decreased from 3.84% for the first quarter of 2026 to 3.80% for the second quarter of 2026. Book value increased by $0.14 per share in the second quarter of 2026. The increase in book value reflects our net income of $0.44 per share and the dividend distribution of $0.30 per share. The Company recorded net realized and unrealized gains of $36.0 million on Agency RMBS assets and derivative instruments, including net interest income on interest rate swaps.

Prepayments

For the quarter ended June 30, 2026, Orchid received $863.5 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 10.9%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

Total
Three Months Ended	Portfolio (%)
June 30, 2026	10.9
March 31, 2026	14.7
December 31, 2025	15.7
September 30, 2025	10.1
June 30, 2025	10.1
March 31, 2025	7.8

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS (as defined below) and structured RMBS as of June 30, 2026 and December 31, 2025:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
June 30, 2026
Fixed Rate RMBS	$11,528,198	99.9%	5.54%	338	1-Jun-56
Other	11,966	0.1%	3.39%	204	25-Jul-48
Total Mortgage Assets	$11,540,164	100.0%	5.52%	337	1-Jun-56
December 31, 2025
Fixed Rate RMBS	$10,615,570	99.9%	5.67%	341	1-Jan-56
Other	13,088	0.1%	3.25%	210	25-Jul-48
Total Mortgage Assets	$10,628,658	100.0%	5.64%	340	1-Jan-56

($ in thousands)
	June 30, 2026		December 31, 2025
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$6,022,655	52.2%	$5,675,461	53.4%
Freddie Mac	5,517,509	47.8%	4,953,197	46.6%
Total Portfolio	$11,540,164	100.0%	$10,628,658	100.0%

As of June 30, 2026, the Company's portfolio had an effective duration of 3.180, indicating that an interest rate increase of 1.0% would be expected to cause a 3.180% decrease in the value of the RMBS in the Company’s investment portfolio. As of December 31, 2025, the Company's portfolio had an effective duration of 2.513, indicating that an interest rate increase of 1.0% would be expected to cause a 2.513% decrease in the value of the RMBS in the Company’s investment portfolio.

Financing, Leverage and Liquidity

As of June 30, 2026, the Company had outstanding repurchase obligations of approximately $11.1 billion with a net weighted average borrowing rate of 3.77%. These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $11.5 billion and cash pledged to counterparties of approximately $111.5 million. The Company’s adjusted leverage ratio, defined as the balance of repurchase agreement liabilities divided by stockholders' equity, at June 30, 2026 was 7.7 to 1. At June 30, 2026, the Company’s liquidity was approximately $776.0 million consisting of cash and cash equivalents and unpledged securities. Below is a list of our outstanding borrowings under repurchase obligations at June 30, 2026.

($ in thousands)
			Weighted	Weighted
	Total		Average	Average
	Outstanding	% of	Borrowing	Maturity
Counterparty	Balances	Total	Rate	in Days
Wells Fargo Securities, LLC	$568,720	5.16%	3.77%	14
Marex Capital Markets Inc.	497,411	4.49%	3.78%	20
StoneX Financial Inc.	486,529	4.39%	3.79%	73
Hidden Road Partners Civ US LLC	484,902	4.37%	3.76%	53
Citigroup Global Markets Inc	483,698	4.36%	3.76%	29
ABN AMRO Bank N.V.	477,675	4.31%	3.76%	24
ASL Capital Markets Inc.	472,828	4.26%	3.77%	57
The Bank of Nova Scotia	460,634	4.15%	3.75%	27
South Street Securities, LLC	458,067	4.13%	3.82%	68
J.P. Morgan Securities LLC	451,719	4.07%	3.78%	27
RBC Capital Markets, LLC	445,012	4.01%	3.82%	27
Cantor Fitzgerald & Co	424,847	3.83%	3.76%	24
DV Securities, LLC Repo	423,823	3.82%	3.77%	47
Banco Santander SA	413,756	3.73%	3.77%	14
Daiwa Securities America Inc.	407,688	3.68%	3.81%	67
Clear Street LLC	407,554	3.68%	3.76%	17
Goldman, Sachs & Co	395,928	3.57%	3.76%	27
Bank of Montreal	376,058	3.39%	3.76%	15
ING Financial Markets LLC	370,344	3.34%	3.80%	13
Brean Capital, LLC	299,159	2.70%	3.76%	21
Mirae Asset Securities (USA) Inc.	296,573	2.67%	3.79%	47
MUFG Securities Canada, Ltd.	268,537	2.42%	3.75%	30
Morgan Stanley & Co. LLC	260,567	2.35%	3.74%	9
Merrill Lynch, Pierce, Fenner & Smith	252,699	2.28%	3.78%	26
Mitsubishi UFJ Securities (USA), Inc.	239,196	2.16%	3.77%	22
TD Securities (USA) LLC	219,140	1.98%	3.78%	42
Nomura Securities International, Inc.	212,865	1.92%	3.76%	40
Mizuho Securities USA LLC	182,067	1.64%	3.77%	15
Natixis, New York Branch	137,685	1.24%	3.76%	19
BNP Paribas Securities Corp.	135,654	1.22%	3.78%	41
Lucid Prime Fund, LLC	30,438	0.27%	3.75%	16
Canyon Partners, LLC	23,899	0.22%	3.71%	17
Mesirow Financial, Inc.	21,243	0.19%	3.75%	16
Total / Weighted Average	$11,086,915	100.00%	3.77%	33

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts. The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented. At June 30, 2026, such instruments were comprised of U.S. Treasury note (“T-Note”) and Secured Overnight Financing Rate ("SOFR") futures contracts, interest rate swap agreements, interest rate swaptions and contracts to sell to-be-announced ("TBA") securities.

The table below presents information related to the Company’s T-Note and SOFR futures contracts at June 30, 2026.

($ in thousands)
	June 30, 2026
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
U.S. Treasury Note Futures Contracts (Short Positions)(2)
September 2026 10-year T-Note futures (Sep 2026 - Sep 2036 Hedge Period)	$188,600	4.46%	4.31%	$(1,773)
September 2026 10-year Ultra futures (Sep 2026 - Sep 2036 Hedge Period)	60,000	4.62%	4.43%	(954)
SOFR Futures Contracts (Short Positions)
September 2026 3-Month SOFR futures (Jun 2026 - Sep 2026 Hedge Period)	$97,500	3.38%	3.70%	$316
December 2026 3-Month SOFR futures (Sep 2026 - Dec 2026 Hedge Period)	97,500	3.27%	3.92%	630
March 2027 3-Month SOFR futures (Dec 2026 - Mar 2027 Hedge Period)	97,500	3.22%	4.04%	802
June 2027 3-Month SOFR futures (Mar 2027 - Jun 2027 Hedge Period)	97,500	3.21%	4.08%	851
ERIS SOFR Swap Futures Contracts (Short Positions)(3)
September 2026 5-Year Term, 3.75% fixed rate, (Sep 2026 - Sep 2031 Hedge Period)	$10,000	4.01%	3.91%	$(38)

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.
(2)	10-Year T-Note futures contracts were valued at a price of $109.89 at June 30, 2026. The aggregate contract values of the short positions were $207.3 million at June 30, 2026. 10-Year Ultra futures contracts were valued at a price of $112.47 at June 30, 2026. The aggregate contract values of the short positions were $67.5 million at June 30, 2026.
(3)	ERIS swap futures are exchange traded futures that replicate the cash flows of an underlying swap position.

The table below presents information related to the Company’s interest rate swap positions at June 30, 2026.

($ in thousands)
		Average
		Fixed	Average	Average
	Notional	Pay	Receive	Maturity
	Amount	Rate	Rate	(Years)
Expiration > 1 to ≤ 5 years	$5,292,800	3.46%	3.68%	3.0
Expiration > 5 years	2,521,400	3.92%	3.68%	8.0
	$7,814,200	3.61%	3.68%	4.6

The table below presents information related to the Company’s interest rate swaption positions at June 30, 2026.

($ in thousands)
	Option			Underlying Swap
			Weighted				Weighted
			Average		Average	Adjustable	Average
		Fair	Months to	Notional	Fixed	Rate	Term
	Cost	Value	Expiration	Amount	Rate	Index	(Years)
June 30, 2026
Payer Swaption (long position)	$7,124	$5,633	5.0	$1,000,000	4.11%	SOFR	5.0
Payer Swaption (short position)	(3,024)	(2,091)	5.0	1,000,000	4.51%	SOFR	5.0
Total	$4,100	$3,542		$2,000,000

The following table summarizes our contracts to sell TBA securities as of June 30, 2026.

($ in thousands)
	Notional
	Amount			Net
	Long	Cost	Market	Carrying
	(Short)(1)	Basis(2)	Value(3)	Value(4)
June 30, 2026
30-Year TBA securities:
5.0%	(145,000)	(141,270)	(142,689)	(1,419)
5.5%	(449,900)	(448,564)	(451,868)	(3,304)
	$ (594,900)	$ (589,834)	$ (594,557)	$ (4,723)

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency RMBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency RMBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency RMBS) as of period-end.
(4)

Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities) at fair value in our balance sheets.

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share data)
Year	Per Share Amount	Total
2013	$6.975	$4,662
2014	10.800	22,643
2015	9.600	38,748
2016	8.400	41,388
2017	8.400	70,717
2018	5.350	55,814
2019	4.800	54,421
2020	3.950	53,570
2021	3.900	97,601
2022	2.475	87,906
2023	1.800	81,127
2024	1.440	96,309
2025	1.440	190,930
2026 - YTD(1)	0.760	149,256
Totals	$70.090	$1,045,092

(1)

On July 8, 2026, the Company declared a dividend of $0.10 per share to be paid on August 28, 2026. The effect of this dividend is included in the table above but is not reflected in the Company’s financial statements as of June 30, 2026.

Book Value Per Share

The Company's book value per share at June 30, 2026 was $7.22. The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At June 30, 2026, the Company's stockholders' equity was $1,441.3 million with 199,603,438 shares of common stock outstanding.

Stock Offerings

On June 11, 2024, we entered into an equity distribution agreement (the “June 2024 Equity Distribution Agreement”) with three sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $250,000,000 of gross proceeds from the sales of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 30,513,253 shares under the June 2024 Equity Distribution Agreement for aggregate gross proceeds of approximately $250.0 million and net proceeds of approximately $245.8 million, after commissions and fees, prior to its termination in February 2025.

On February 24, 2025, we entered into an equity distribution agreement (the “February 2025 Equity Distribution Agreement”) with four sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $350,000,000 of gross proceeds from the sales of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. On July 28, 2025, the February 2025 Equity Distribution Agreement was amended to increase the aggregate amount of gross proceeds from the sales of shares that may be offered by $150,000,000 to a total of $500,000,000. We issued a total of 59,492,504 shares under the February 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $445.1 million and net proceeds of approximately $438.0 million, after commissions and fees, prior to its termination in October 2025.

On October 27, 2025, we entered into an equity distribution agreement (the “October 2025 Equity Distribution Agreement”) with four sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $500,000,000 of gross proceeds from the sales of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. From inception through June 30, 2026, we issued a total of 48,824,644 shares under the October 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $360.9 million, and net proceeds of approximately $355.2 million, after commissions and fees. For the six months ended June 30, 2026, we issued a total of 18,558,681 shares under the October 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $137.7 million, and net proceeds of approximately $135.5 million, after commissions and fees.

Stock Repurchase Program

On July 29, 2015, the Company’s Board of Directors authorized the repurchase of up to 400,000 shares of our common stock. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. The authorization does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at the Company’s discretion without prior notice. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 904,564 shares of the Company’s common stock. Coupled with the 156,751 shares remaining from the original 400,000 share authorization, the increased authorization brought the total authorization to 1,061,316 shares, representing 10% of the Company’s then outstanding share count. On December 9, 2021, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 3,372,399 shares, bringing the remaining authorization under the stock repurchase program to 3,539,861 shares, representing approximately 10% of the Company’s then outstanding shares of common stock. On October 12, 2022, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 4,300,000 shares, bringing the remaining authorization under the stock repurchase program to 6,183,601 shares, representing approximately 18% of the Company’s then outstanding shares of common stock. On June 22, 2026, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 25,000,000 shares, bringing the remaining authorization under the stock repurchase program to 26,612,580 shares, representing approximately 13.3% of the Company’s currently outstanding shares of common stock. This stock repurchase program has no termination date.

From the inception of the stock repurchase program through June 30, 2026, the Company repurchased a total of 7,364,383 shares at an aggregate cost of approximately $92.1 million, including commissions and fees, for a weighted average price of $12.51 per share. During the three and six months ended June 30, 2026, the Company repurchased a total of 1,106,557 shares at an aggregate cost of approximately $7.3 million including commissions and fees, for a weighted average price of $6.64 per share. The remaining authorization under the stock repurchase program as of July 23, 2026 was 26,612,580 shares.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, July 24, 2026, at 10:00 AM ET. Participants can register and receive dial-in information at https://register-conf.media-server.com/register/BI7e94d25a560c4b439fdf9e7e29c16057. A live audio webcast of the conference call can be accessed at https://edge.media-server.com/mmc/p/rk8nj4py or via the investor relations section of the Company's website at https://ir.orchidislandcapital.com. An audio archive of the webcast will be available for 30 days after the call.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates, and CMOs issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, inflation, liquidity, pledging of our structured RMBS, funding levels and spreads, prepayment speeds, portfolio composition, positioning and repositioning, hedging levels, leverage ratio, dividends, investment and return opportunities, the supply and demand for Agency RMBS and the performance of the Agency RMBS sector generally, the effect of actual or expected actions of the U.S. government, including the Fed, market expectations, capital raising, future opportunities and prospects of the Company, the stock repurchase program, geopolitical uncertainty and general economic conditions (including the effects of artificial intelligence, wars, tariffs, trade wars, inflation, the U.S. deficit, and the strength of the U.S. dollar), are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Orchid Island Capital, Inc.

Robert E. Cauley

Chairman and Chief Executive Officer

772-231-1400

https://ir.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of June 30, 2026, and December 31, 2025, and the unaudited quarterly statements of operations for the six and three months ended June 30, 2026 and 2025. Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	June 30, 2026	December 31, 2025
ASSETS:
Mortgage-backed securities, at fair value	$11,540,164	$10,628,658
U.S. Treasury securities, available-for-sale	182,862	135,133
Cash, cash equivalents and restricted cash	813,635	724,561
Accrued interest receivable	53,411	49,127
Derivative assets, at fair value	15,062	9,253
Reverse repurchase agreements	495,828	128,613
Receivable for investment securities and TBA transactions	2,017	-
Other assets	1,133	648
Total Assets	$13,104,112	$11,675,993

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$11,086,915	$10,115,466
Payable for investment securities and TBA transactions	-	1,519
Dividends payable	19,986	21,865
Derivative liabilities, at fair value	4,723	1,846
Accrued interest payable	49,275	31,397
Due to affiliates	1,802	1,661
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	496,036	128,724
Other liabilities	4,117	1,567
Total Liabilities	11,662,854	10,304,045
Total Stockholders' Equity	1,441,258	1,371,948
Total Liabilities and Stockholders' Equity	$13,104,112	$11,675,993
Common shares outstanding	199,603,438	181,985,900
Book value per share	$7.22	$7.54

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Six Months Ended June 30,		Three Months Ended June 30,
	2026	2025	2026	2025
Interest income	$322,025	$173,379	$164,187	$92,289
Interest expense	(204,990)	(130,512)	(104,215)	(69,135)
Net interest income	117,035	42,867	59,972	23,154
Losses (gains) on RMBS and derivative contracts	(33,638)	(50,101)	35,983	(51,736)
Net portfolio income (loss)	83,397	(7,234)	95,955	(28,582)
Expenses	14,160	9,222	6,763	4,996
Net income (loss)	$69,237	$(16,456)	$89,192	$(33,578)
Other comprehensive income	(556)	186	(277)	(64)
Comprehensive net	$68,681	$(16,270)	$88,915	$(33,642)

Basic and diluted net income (loss) per share	$0.35	$(0.16)	$0.44	$(0.29)
Weighted Average Shares Outstanding	195,140,950	104,742,591	200,932,367	114,453,216
Dividends Declared Per Common Share:	$0.66	$0.72	$0.30	$0.36

	Three Months Ended June 30,
Key Balance Sheet Metrics	2026	2025
Average RMBS(1)	$11,439,353	$6,865,727
Average repurchase agreements(1)	10,975,819	6,537,260
Average stockholders' equity(1)	1,416,533	883,919
Adjusted leverage ratio(2)	7.7:1	7.3:1
Economic leverage ratio(3)	7.3:1	7.3:1

Key Performance Metrics
Average yield on RMBS(4)	5.74%	5.38%
Average cost of funds(4)	3.80%	4.23%
Average economic cost of funds(5)	3.33%	2.95%
Average interest rate spread(6)	1.94%	1.15%
Average economic interest rate spread(7)	2.41%	2.43%

(1)	Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)	The adjusted leverage ratio is calculated by dividing ending repurchase agreement liabilities by ending stockholders’ equity.
(3)	The economic leverage ratio is calculated by dividing ending total liabilities, adjusted for net notional TBA positions and securities borrowed, by ending stockholders' equity.
(4)	Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.
(5)	Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.
(6)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.
(7)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.